EXHIBIT 5

Translation from German

Notarial Deed No. 0858/1997

15 October 1997

Appeared today in front of the notary public

Prof. Dr. Günther Schotten

notary public in Cologne

Dr. Winfried Kill, business man, resident at Parkstrasse 32 a, 51427 Bergisch-Gladbach, Germany.

The appeared person is known to the notary public.

The appeared person declares that he is a German citizen.

I herewith grant

GENERAL POWER OF ATTORNEY

to

1. my wife Rosemarie Kill, librarian, resident at Parkstrasse 32 a, 51427 Bergisch-Gladbach, Germany,

2. my son Jürgen Christian Kill, student, resident at Parkstrasse 32a, 51427 Bergisch-Gladbach, Germany

each of them solely and individually to represent me in all court as well as non-judicial personal and business matters, as far as legally possible. The general power of attorney shall also be valid in case I am not able to care for myself because of illness or other handicaps.

Each of my representatives shall be entitled to enter into contracts with himself or as representative of a third party.

The power of attorney can be delegated to a third party as determined by my respective representative.

The power of attorney shall also be valid and effective upon my death.

Each representative shall receive a copy of this notarial deed, further copies shall only be made upon the request of the grantor.

This notarial deed was read in front of the grantor, agreed by him in the presence of the notary public and signed by hand.

/s/ Dr. Winfried Kill